Exhibit 99.2

2017 Third Quarter Earnings
October 24, 2017

Dear Shareholder,

It is my pleasure to report our earnings for the third quarter of 2017. Our net income for the three month period ended September 30, 2017 was $3.54 million resulting in earnings per common share of $0.45, compared to $3.59 million and $0.46 for the third quarter 2016. During the third quarter of 2017, we paid a $0.26 per common share cash dividend which represented a 4.00% increase over the third quarter of 2016. Based on our closing stock price of $29.00 as of September 29, 2017, the annualized cash dividend yield was 3.49%.

For the nine months ended September 30, 2017, net interest income increased by $2.41 million in comparison to the same period in 2016. This increase was primarily the result of significant loan growth over the last year. The Corporation's net yield on interest earning assets remained historically low at 3.03% for the nine month period ended September 30, 2017. We do not anticipate the Federal Reserve Bank will increase short term interest rates significantly in the near future; therefore, we anticipate marginal improvements in our net yield on interest earning assets in the short term. Increases in net interest income are expected to occur primarily through continued strategic growth in loans, investments, and other income earning assets.

As of September 30, 2017, total assets increased to $1.79 billion and assets under management grew to a record $2.53 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $736.42 million.

The Corporation continues to look for opportunities to increase shareholder value. We are currently developing an online portal for you to view your stock relationship with Isabella Bank Corporation. The portal will provide online statements, profile maintenance options, ISBA stock information, and various resources to enhance the value you receive as an Isabella Bank Corporation stockholder. Communications will be sent to you regarding access to your personal portal later this year.

On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at 989.779.6215 or email me at jevans@isabellabank.com.

Jae A. Evans, President and Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com